Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hercules Offshore, Inc. 2014 Long-Term Incentive Plan of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedule of Hercules Offshore, Inc. and the effectiveness of internal control over financial reporting of Hercules Offshore, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 21, 2014